Exhibit 99.3

Transactions

The following table sets forth all transactions by the Reporting Persons in the Issuer’s American Depository Shares (“ADS”) since March 20, 2025, and through and including May 16, 2025.

Reporting Person	Transaction Date	Number of ADSs Sold	Price Per Share*	Price Range (inclusive)*
Bpifrance Participations S.A.	3/20/2025	5,490	$2.38	$2.30 - $2.49
Bpifrance Participations S.A.	3/21/2025	2,821	$2.32	$2.30 - $2.42
Bpifrance Participations S.A.	3/24/2025	10,088	$2.31	$2.30 - $2.41
Bpifrance Participations S.A.	3/25/2025	2,183	$2.32	$2.30 - $2.38
Bpifrance Participations S.A.	3/26/2025	241	$2.32	$2.30 - $2.36
Bpifrance Participations S.A.	4/23/2025	100	$2.00	$1.98 - $2.05
Bpifrance Participations S.A.	4/24/2025	991	$2.01	$1.98 - $2.04
Bpifrance Participations S.A.	4/25/2025	16,182	$2.06	$1.98 - $2.19
Bpifrance Participations S.A.	4/28/2025	3,199	$2.08	$2.05 - $2.21
Bpifrance Participations S.A.	4/29/2025	1,832	$2.05	$2.05 - $2.07
Bpifrance Participations S.A.	4/30/2025	1,251	$2.07	$2.05 - $2.15
Bpifrance Participations S.A.	5/02/2025	405	$2.05	$2.05 - $2.11
Bpifrance Participations S.A.	5/05/2025	329	$2.06	$2.05 - $2.08
Bpifrance Participations S.A.	5/07/2025	7,730	$1.52	$1.30 - $1.62
Bpifrance Participations S.A.	5/08/2025	2,476	$1.51	$1.30 - $1.56
Bpifrance Participations S.A.	5/09/2025	3,042	$1.55	$1.30 - $1.59
Bpifrance Participations S.A.	5/12/2025	3,408	$1.60	$1.30 - $1.64
Bpifrance Participations S.A.	5/13/2025	3,860	$1.58	$1.55 - $1.62
Bpifrance Participations S.A.	5/14/2025	9,999	$1.71	$1.55 - $1.78
Bpifrance Participations S.A.	5/15/2025	5,709	$1.82	$1.60 - $1.85
Bpifrance Participations S.A.	5/16/2025	5,154	$1.83	$1.70 - $1.85

* The number of ADSs reported represents an aggregate number of ADSs executed by a broker-dealer in multiple open market transactions over a range of prices. The price per share reported represents the weighted average price (without regard to brokerage commissions). The applicable Reporting Person undertakes to provide the staff of the SEC upon request, the number of ADSs executed by such Reporting Person at each separate price within the range.